CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 19 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 1, 2000, relating to the financial statements and financial highlights appearing in the September 30, 2000 Annual Report to Shareholders of Vanguard U.S. Value Fund, and Vanguard Asset Allocation Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Statements" in the Prospectuses and under the headings "Financial Statements" and "Service Providers - Independent Accountants" in the Statement of Additional Information.

PricewaterhouseCoopers LLP
Philadelphia, PA

December 22, 2000